Exhibit 99.1

RICHMOND MUTUAL BANCORPORATION, INC. ANNOUNCES SECOND
QUARTER FINANCIAL RESULTS

Richmond, Indiana; August 13, 2019 – Richmond Mutual Bancorporation, Inc., a Maryland corporation (the “Company”) (NASDAQ: RMBI), parent company of First Bank Richmond (the “Bank”), today announced net income for the three months ended June 30, 2019 of $335,000, a $1.0 million decrease from net income of $1.4 million for the three months ended June 30, 2018.  Net income for the second quarter of 2019 was impacted by a non-recurring $1.3 million after-tax expense related to the adoption of the nonqualified deferred compensation plan during the quarter.  Excluding this non-recurring expense, net income for the quarter ended June 30, 2019 increased $260,000 compared to the same quarter in 2018.  Net income was $1.7 million for the first six months of 2019, compared to $2.6 million in the first six months of 2018.
Effective July 1, 2019, the Bank completed its conversion from a mutual holding company to a stock holding company form of organization and the Company completed its related initial public offering.  The Company sold 13,026,625 shares of common stock at $10.00 per share, for gross offering proceeds of approximately $130.3 million and contributed 500,000 shares and $1.25 million to a newly formed charitable foundation, First Bank Richmond, Inc. Community Foundation.
As of June 30, 2019, the reorganization had not been completed and Richmond Mutual Bancorporation, Inc., a Delaware corporation, owned 100% of the outstanding shares of common stock of the Bank.  In addition, as of that date, the Company had no assets or liabilities and had not conducted any business activities other than organizational activities.  Accordingly, the financial results for the three and six months ended June 30, 2019 and for prior comparative periods relate to the consolidated operations of the Bank and its former holding company only.
President’s Comments

Garry Kleer, Chairman, President and Chief Executive Officer of the Company stated, "We are very pleased to report our second quarter earnings, our first earnings results as a public company following our conversion and listing on the Nasdaq Capital Market. We are also extremely pleased with our successful, oversubscribed stock offering completed in July. The more than $130.0 million of additional capital raised in the offering will allow us to strategically grow our footprint while continuing to preserve hometown banking in the communities we serve.  Our strategy moving forward is to continue to leverage the capital raised in a safe and disciplined way; allowing for sustained growth in order to create maximum value for our shareholders.”

Balance Sheet Summary

Total assets increased $233.4 million, or 27.5%, to $1.08 billion at June 30, 2019 from $849.6 million at December 31, 2018. This increase was primarily driven by a $207.0 million increase in deposits, which included approximately $180.0 million of subscription funds deposited with First Bank Richmond to purchase shares of common stock of Richmond Mutual Bancorporation-Maryland in its initial public offering.  The loan and lease portfolio, net of allowance for loan and lease losses, increased $36.4 million or 5.6% from year end, while investments increased $10.5 million, or 7.3%.

Our allowance for loan and lease losses increased $681,000, or 12.2%, to $6.3 million at June 30, 2019 from $5.6 million at December 31, 2018, primarily as a result of the increased commercial real estate and construction and development loans in our loan and lease portfolio. At June 30, 2019, the allowance for loan and lease losses totaled 0.90% of total loans and leases outstanding compared to 0.85% at December 31, 2018.

Total deposits increased $207.0 million, or 33.4%, to $827.6 million at June 30, 2019 from $620.6 million at December 31, 2018.  The increase in deposits was primarily related to approximately $180.0 million of subscription funds deposited with First Bank Richmond to purchase shares of common stock of Richmond Mutual Bancorporation-Maryland in its initial public offering that was completed July 1, 2019.   Brokered deposits decreased $22.3 million, or 18.0%, during the first six months of 2019.   At June 30, 2019, our brokered deposits totaled $102.1 million, or 12.3% of total deposits, compared to $124.5 million, or 15.0% of total deposits at December 31, 2018.

Stockholders’ equity totaled $91.0 million as of June 30, 2019, an increase of $5.2 million, or 6.0%, from December 31, 2018. The increase in stockholders’ equity was due to net income of $2.0 million and a $3.5 million reduction in the accumulated other comprehensive loss.  First Bank Richmond’s tangible common equity ratio and its risk-based capital ratios exceeded “well-capitalized” levels as defined by all regulatory standards as of June 30, 2019.

Income Statement Summary

Net interest income before the provision for loan and lease losses increased $673,000, or 9.9%, to $7.5 million during the second quarter of 2019 compared to $6.8 million for the second quarter of 2018 and increased $1.2 million, or 9.0%, to $14.6 million in the first six months of 2019 compared to $13.4 million for the first six months of 2018. The increases were due to increases in interest-earning assets during the three and six months ended June 30, 2019 compared to the comparable periods in 2018, which offset a 28 basis point decline in the net interest margin in the second quarter of 2019 to 3.27% compared to 3.55% for the second quarter of 2018 and a 20 basis point decline in the net interest margin in the first six months of 2019 to 3.35% compared to 3.55% for the first six months of 2018.

The provision for loan and lease losses for the three months ended June 30, 2019 totaled $485,000 compared to $450,000 for the three months ended June 30, 2018, a $35,000 or 7.8% increase.  The provision for loan and lease losses for the six months ended June 30, 2019 totaled $1.0 million compared to $900,000 for the six months ended June 30, 2018, a $100,000 or 11.1% increase. The higher provision for both periods was due to the increase in the size of the loan portfolio, primarily commercial real estate and construction and development loans.  Net charge-offs during the three and six months ended June 30, 2019 were $40,000 and $329,000, respectively, compared to $68,000 and $67,000 for the three and six months ended June 30, 2018.

Total non-interest income decreased $1,000, or 0.1%, to $900,000 for the three months ended June 30, 2019, compared to $901,000 for the same period in 2018.  Total non-interest income increased $64,000, or 3.7%, to $1.8 million for the six months ended June 30, 2019, compared to $1.7 million for the same period in 2018. The increase for the six months ended June 30, 2018 was primarily due to a $68,000 increase in loan and lease servicing fees resulting from a higher volume of loan and lease originations during the period. In addition, we recorded a $49,000 net gain on securities during the first half of 2019, compared to a $12,000 gain recorded during the comparable period in 2018. These increases were partially offset by a $43,000 decrease in service charges on deposit accounts during the six months ended June 30, 2019 compared to the first six months of 2018.  Other income also declined $51,000 during the first six months of 2019 compared to the first six months of 2018.

Total non-interest expense increased $2.1 million, or 37.0%, to $7.6 million during the three months ended June 30, 2019, compared to $5.5 million for the same period in 2018. Salaries and employee benefits increased $1.9 million, or 55.9%, to $5.3 million during the second quarter of 2019 compared to $3.4 million during the second quarter of 2018.  This increase was primarily due to the $1.7 million pre-tax expense related to the adoption of a nonqualified deferred compensation plan during the second quarter of 2019.  Excluding this expense, salaries and employee benefits increased $173,000, or 5.0%, for the three months ended June 30, 2019 compared to the three months ended June 30, 2018.  Data processing fees increased $50,000, or 13.4%, during the three months ended June 30, 2019 compared to June 30, 2018, primarily attributable to higher transaction volume.  Legal and professional fees increased $69,000, or 49.3%, in the second quarter of 2019 compared to the same period in 2018, primarily as a result of the reorganization.  Advertising expenses increased $56,000, or 47.9% for the three months ended June 30, 2019 compared to the three months ended June 30, 2018.  Other expenses decreased $36,000, or 5.1%, to $672,000 for the quarter ended June 30, 2019 compared to $708,000 for the three months ended June 30, 2018, primarily due to lower postage and phone expense.

              Total non-interest expense increased $2.4 million, or 22.0%, to $13.4 million during the six months ended June 30, 2019, compared to $11.0 million for the same period in 2018. Salaries and employee benefits increased $1.9 million, or 28.3%, to $8.8 million in the first six months of 2019 compared to $6.9 million for the first six months of 2018, primarily due to a $1.7 million pre-tax expense associated with the adoption of the nonqualified deferred compensation plan.  Merit increases and higher related benefits accounted for the remainder of the increase.  Data processing fees increased $93,000 or 12.5% and FDIC assessments increased $31,000 or 11.8% during the six months ended June 30, 2019 compared to June 30, 2018.  The increase in data processing fees primarily was a result of higher transaction volume while the increase in FDIC assessments was attributable to the increase in our asset size and a higher amount of average brokered deposits held in 2019 compared with 2018.  Legal and professional fees also increased $224,000, or 79.4%, in the first half of 2019 compared to the same period in 2018, primarily as a result of the reorganization.  Loan, tax and insurance expense decreased by $47,000, or 48.5%, due to a recovery of $84,000 in property taxes that were advanced in 2018.

Income tax expense decreased by $380,000, to a $42,000 income tax benefit during the three months ended June 30, 2019, compared to the same period in 2018 and decreased by $346,000, or 55.3%, to $280,000 during the six months ended June 30, 2019, compared to the same period in 2018.  The decreases primarily were due to lower pre-tax income during the three and six month periods in 2019 compared to the same periods in 2018.

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

SELECTED OPERATIONS DATA:

Interest income	$10,398,501	$8,595,328	$20,155,398	$16,758,090
Interest expense	2,916,025	1,784,721	5,552,987	3,396,649
	7,482,476	6,810,607	14,602,411	13,361,441
Provision for loan and lease losses	485,000	450,000	1,010,000	900,000
Net interest income after provision for loan losses	6,997,476	6,360,607	13,592,411	12,461,441
Noninterest income	899,905	901,480	1,804,360	1,740,459
Noninterest expense	7,603,956	5,548,457	13,408,997	10,987,985
Income before income tax expense	293,425	1,713,630	1,987,774	3,213,915
Income tax expense (benefit)	(41,700)	338,700	280,400	626,600
Net income	335,125	1,374,930	1,707,374	2,587,315

	June 30,	December 31,
	2019	2018
	(Unaudited)
SELECTED FINANCIAL CONDITION DATA:

Total assets	$1,083,657,913	$849,618,363
Cash and cash equivalents	203,055,280	14,971,170
Investment securities	154,039,285	143,562,461
Loans and leases, net of allowance for losses	691,124,194	654,755,066
Premises and equipment, net	13,940,120	14,025,476
Federal Home Loan Bank stock	7,510,400	6,560,600
Other assets	13,988,634	15,743,590
Deposits	827,628,862	620,636,820
Borrowings	157,100,000	136,100,000
Total stockholders' equity	91,013,594	85,832,032

ASSET QUALITY RATIOS:

Allowance for loan and lease losses to total loans and leases	0.90%	0.85%
Allowance for loan and lease losses to non-performing loans and leases	151.94%	122.40%
Nonperforming loans to total loans	0.60%	0.69%
Nonperforming assets to total assets	0.39%	0.56%
Net charge-offs (annualized) to average loans and leases outstanding	0.10%	0.14%

Contacts

Richmond Mutual Bancorporation, Inc.
Garry D. Kleer, Chairman, President and Chief Executive Officer
Donald A. Benziger, Executive Vice President and Chief Financial Officer
(765) 962-2581

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